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                                                                     EXHIBIT 5.1

                                                      WRITER'S FAX NUMBER
    (214) 220-7700                                       (214) 999-7716
                               January 23, 1997


Homegate Hospitality, Inc.
111 Congress Avenue
Suite 2600
Austin, Texas  78701

Ladies and Gentlemen:

    We are acting as counsel for Homegate Hospitality, Inc., a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form S-8 (the "Registration Statement") relating to a proposed periodic offering and sale of up to an aggregate of 1,250,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), which may be issued pursuant to options under the Homegate Hospitality, Inc. 1996 Long-Term Incentive Plan (the "Plan").

    In this connection, we have examined the corporate records of the Company, including its Certificate of Incorporation, its Bylaws, and certain resolutions of the Board of Directors of the Company. We have also examined the Registration Statement, together with exhibits thereto, and such other certificates of officers of the Company and of public officials, documents and records as we have deemed necessary or appropriate for the purposes of this opinion. As to matters of fact relevant to the opinions expressed herein, as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

    Based upon the foregoing, we are of the opinion that the Shares to be issued upon the exercise of options granted pursuant to the Plan have been validly authorized for issuance and, when (a) the Registration Statement has become effective under the Securities Act of 1933 (the "Securities Act"), (b) the pertinent provisions of any state securities laws, as may be applicable, have been complied with and (c) the Shares are issued and paid for in accordance with the terms of the Plan, the Shares so issued will be validly issued, fully paid and nonassessable.

    In rendering the opinions set forth above, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) each natural person signing any document reviewed by us had the legal capacity to do so.

    We express no opinion as to the requirements of or compliance with federal or state securities laws or regulations.

    We are counsel admitted to practice law in the State of Texas, and this opinion is limited to the laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

    We express no opinion as to any matter other than as expressly set forth above, and no opinion may be inferred or implied herefrom. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise the Company or anyone else of any change in any matter set forth herein.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under
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Homegate Hospitality, Inc.
January 23, 1997
Page 2


the provisions of the Securities Act or the regulations of the Securities and Exchange Commission issued thereunder.

                                     Very truly yours,

                                     VINSON & ELKINS L.L.P.

                                     /s/ Vinson & Elkins L.L.P.